Exhibit 10.4

Brandywine Realty Trust

Restricted Share Rights Award

This is a Restricted Share Rights Award dated as of February     , 2019 (“Date of Grant”) from Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”) to                      (“Grantee”). Terms used herein as defined terms and not defined herein have the meanings assigned to them in the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan, as amended from time to time (the “Plan”).

1.    Definitions. As used herein:

a.    “Award” means the award hereby granted of the right to receive Restricted Shares, which Restricted Shares constitute “Performance Shares” under the Plan.

b.    “Board” means the Board of Trustees of the Company, as constituted from time to time.

c.    “Cause” means “Cause” as defined in the Plan.

d.    “Change of Control” means a “Change of Control” as defined in the Plan.

e.    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

f.    “Committee” means the Committee appointed by the Board in accordance with Section 2 of the Plan, if one is appointed and in existence at the time of reference. If no Committee has been appointed pursuant to Section 2, or if such a Committee is not in existence at the time of reference, “Committee” means the Board.

g.    “Date of Grant” has the meaning shown above.

h.    “Deferred Compensation Plan” means the Brandywine Realty Trust Executive Deferred Compensation Plan, as in effect from time to time.

i.    “Disability” means “Disability” as defined in the Plan, provided that such condition also constitutes a “disability” as defined in Treas. Reg. § 1.409A-3(i)(4).

j.    “Fair Market Value” means “Fair Market Value” as defined in the Plan.

k.    “Good Reason” means the occurrence of any of the following after a Change of Control: (i) a decrease in Grantee’s annual base salary in effect at the date of the Change of Control; (ii) a material decrease in Grantee’s annual bonus opportunity in effect at the date of the Change of Control; (iii) a material diminution in Grantee’s title, authority, duties, or responsibilities in effect at the date of the Change of Control; or (iv) a relocation of Grantee’s principal place of work to a location more than thirty (30) miles from the location at the date of the Change of Control; provided, however, that the foregoing events or conditions will only constitute Good Reason if Grantee provides the Company with written objection to the event or condition within 90 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and Grantee resigns his or her employment within 30 days following the expiration of that cure period.

l.    “Performance Period” means, with respect to the Restricted Shares, the period beginning on the Date of Grant and ending on the applicable vesting date for the Restricted Shares.

m.    “Restricted Shares” means the [                ] Shares which are subject to delivery rights, vesting and forfeiture in accordance with the terms of this Award.

n.    “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.

o.    “Share” means a common share of beneficial interest, $.01 par value per share, of the Company, subject to substitution or adjustment as provided in Section 3(c) of the Plan.

p.    “Subsidiary” means, with respect to the Company, a subsidiary company, whether now or hereafter existing, as defined in section 424(f) of the Code, and any other entity 50% or more of the economic interests in which are owned, directly or indirectly, by the Company.

2.    Grant of Restricted Shares. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to Grantee the right to receive Restricted Shares upon and subject to satisfaction of the vesting conditions in Paragraph 3.

3.    Vesting, Delivery and Forfeiture.

a.    Vesting. Provided that Grantee remains in continuous service with the Company or a Subsidiary through the applicable date or event:

(1)    one-half (1/2) of the Restricted Shares shall become vested on each of (A) April 15, 2020, and (B) April 15, 2021;

(2)    any otherwise unvested Restricted Shares shall become one hundred percent (100%) vested upon Grantee’s death or Grantee’s Disability; and

(3)    any otherwise unvested Restricted Shares shall become one hundred percent (100%) vested upon a Company-initiated termination of Grantee’s employment without Cause, or Grantee’s resignation with Good Reason, in either case during the one year period following a Change of Control, subject to Grantee’s execution of a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company and to such release becoming irrevocable within 45 days after such termination. If Grantee fails to timely satisfy this release requirement, all Restricted Shares otherwise vesting under this Paragraph 3(a)(iii) shall be forfeited and Grantee will have no further rights with respect thereto.

b.    Delivery. Shares will become deliverable hereunder as follows:

(1)    In the case of Restricted Shares vesting under Paragraphs 3(a)(i) or 3(a)(ii) (i.e., scheduled vesting dates, death or Disability), one Share shall be delivered in respect of each Restricted Share then vesting, within 15 days of the applicable Vesting Event; and

(2)    In the case of Restricted Shares vesting under Paragraph 3(a)(iii) (i.e., involuntary termination following a Change of Control) one Share shall be delivered in respect of each Restricted Share then vesting within 60 days of Grantee’s cessation of employment.

c.    Forfeiture of Restricted Shares. Upon Grantee’s cessation of employment with the Company and all Subsidiaries, Grantee shall forfeit all the Restricted Shares (and all rights with respect thereto) that have not become vested as of or prior to such termination.

4.    Deferral of Shares. To the extent provided under the Deferred Compensation Plan, Grantee may elect to defer receipt of Shares issuable with respect to Restricted Shares. To the extent Grantee has properly elected to defer the receipt of such Shares in accordance with Section 409A of the Code (“Section 409A”), such Shares shall be delivered at the time or times designated pursuant to the Deferred Compensation Plan.

5.    Dividend Rights. During the Performance Period, with respect to the Restricted Shares, Grantee shall have the right to receive a cash payment equal to the value of any distributions or dividends payable with respect to Shares. To the extent provided under the Deferred Compensation Plan, Grantee may elect to defer receipt of such dividend equivalent payments, provided that such election is made by December 31st of the year prior to the year in which the Date of Grant occurs. To the extent Grantee has properly elected to defer the receipt of such dividend equivalent payments in accordance with Section 409A, such amounts will be delivered at the time or times designated pursuant to the Deferred Compensation Plan.

6.    Notices. Any notice to the Company under this Award shall be made to:

Brandywine Realty Trust

2929 Walnut Street, Suite 1700

Philadelphia, PA 19104

Attention: General Counsel

or such other address as may be provided to Grantee by written notice. Any notice to Grantee under this Award shall be made to Grantee at the address listed in the Company’s personnel files. All notices under this Award shall be deemed to have been given when hand-delivered, telecopied or delivered by first class mail, postage prepaid, and shall be irrevocable once given.

7.    Securities Laws. The Committee may from time to time impose any conditions on the Restricted Shares as it deems necessary or advisable to ensure that the Plan satisfies the conditions of Rule 16b-3 and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

8.    Delivery of Shares. Except to the extent that Grantee has properly elected to defer the delivery of Shares under the Deferred Compensation Plan, at the time specified above in Paragraph 3(b) the Company shall, without payment from Grantee for the Restricted Shares, deliver to Grantee a certificate for the Restricted Shares without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 7, provided that no certificates for Shares will be delivered to Grantee until appropriate arrangements have been made for the withholding of any taxes which may be due with respect to such Shares. The Company is authorized to withhold from any cash remuneration then or thereafter payable to Grantee an amount sufficient to cover required tax withholdings and is further authorized to cancel a number of Shares otherwise issuable hereunder having an aggregate Fair Market Value equal to the required tax withholdings. The Company may condition delivery of certificates for Shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a Share on the date of delivery, as determined by the Committee.

9.    Award Not to Affect Employment. The Award granted hereunder shall not confer upon Grantee any right to continue in the employment of the Company or any Subsidiary.

10.    Section 409A. This Award is intended to be exempt from Section 409A and will be interpreted accordingly. To the extent any payment under this Award is conditioned on the effectiveness of a release of claims and the period Grantee is afforded to consider the release spans two calendar years, payment will be made in the second calendar year.

11.    Clawback Policy. Notwithstanding anything to the contrary contained herein, Grantee agrees that this Award will be subject to the terms of any current or future clawback or recapture policy adopted by the Company and any current or future law, regulation or stock exchange listing requirement regarding the clawback or recapture of compensation.

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12.     Governing Law. This Award and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Maryland.

BRANDYWINE REALTY TRUST

BY:	/s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

Accepted:

[GRANTEE]